Exhibit 99.1

IDACORP
1221 W. Idaho Street
Boise, ID  83702

June 27, 2008

FOR IMMEDIATE RELEASE

Lawrence F. Spencer, Director of Investor Relations
Phone:  (208) 388-2664
lspencer@idacorpinc.com

Idaho Power Files General Rate Case Increase Request

BOISE-IDACORP, Inc.'s (NYSE:IDA) principal subsidiary Idaho Power Company (Company) today filed an application with the Idaho Public Utilities Commission (IPUC) to increase the Company's base rate for electricity an average of 9.9 percent for its Idaho customers. If approved, Company revenues would increase $67 million annually. The IPUC now has seven months to consider the Company's request.

"Two forces are driving this increase; growth in the number of customers and a growing demand for electricity," said Idaho Power Vice President for Regulatory Affairs Ric Gale.  "We have invested heavily to ensure we can provide a safe and dependable supply of energy for our current and future customers.  This request seeks to recover those investments."

Since 2005, the Company has invested $578 million in its electrical system.  This includes construction of 13 new substations, adding 1,157 pole-miles of distribution line, and 190 pole-miles of transmission lines.

Operating and maintenance expenses have also increased over the period driven by increased levels of power purchases, continued customer growth and inflation.

Summary of General Rate Case Components

2008
Idaho Rate Base	$2.093 Billion
Capitalization - Percent Equity	49.27%
Return on Equity Requested	11.25%
Regulated Rate of Return	8.55%
Revenue Requirement	$67 Million
Base Rates - Percent Increase	9.9%
Expected Effective Date	Feb. 1, 2009

Regulatory Review and Public Comment

Following today's filing of the Company's proposed rate change, the IPUC will begin a comprehensive review of the application and will seek public comment on the Company's request. The process ensures that customers and regulators have the opportunity to review the Company's costs.

Copies of the filing are available on Idaho Power's website (www.idahopower.com/idahoratefilings), and will be available on the IPUC website (www.puc.state.id.us).

Background Information / Safe Harbor Statement

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and Idaho Power believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Factors that could cause actual results to differ materially from the forward-looking statements include:  changes in and compliance with governmental policies, including new interpretations of existing policies, and regulatory actions and regulatory audits, including those of the Federal Energy Regulatory Commission, the North American Electric Reliability Corporation, the Western Electricity Coordinating Council, the Idaho Public Utilities Commission, and the Oregon Public Utility Commission with respect to allowed rates of return, industry and rate structure, day-to-day business operations, acquisition and disposal of assets and facilities, operation and construction of plant facilities, provision of transmission services, relicensing of hydroelectric projects, recovery of power supply costs, recovery of capital investments, present or prospective wholesale and retail competition, including but not limited to retail wheeling and transmission costs, and other refund proceedings; changes arising from the Energy Policy Act of 2005; changes in tax laws or related regulations or new interpretations of applicable law by the Internal Revenue Service or other taxing jurisdiction; litigation and regulatory proceedings, including those resulting from the energy situation in the western United States, and penalties and settlements that influence business and profitability; changes in and compliance with laws, regulations and policies including changes in law and compliance with environmental, natural resources, endangered species and safety laws, regulations and policies and the adoption of laws and regulations addressing greenhouse gas emissions or global climate change; global climate change and regional weather variations affecting customer demand and hydroelectric generation; over-appropriation of surface and groundwater in the Snake River Basin resulting in reduced generation at hydroelectric facilities; construction of power generation, transmission and distribution facilities, including an inability to obtain required governmental permits and approvals, rights-of-way and siting, and risks related to contracting, construction and start-up; operation of power generating facilities including performance below expected levels, breakdown or failure of equipment, availability of transmission and fuel supply; changes in operating expenses and capital expenditures, including costs and availability of materials, fuel and commodities; blackouts or other disruptions of Idaho Power Company's transmission system or the western interconnected transmission system; impacts from the formation of a regional transmission organization or the development of another transmission group; population growth rates and other demographic patterns; market prices and demand for energy, including structural market changes; fluctuations in sources and uses of cash; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by factors such as credit ratings and general economic conditions; actions by credit rating agencies, including changes in rating criteria and new interpretations of existing criteria; changes in interest rates or rates of inflation; performance of the stock market and changes in interest rates, which affect the amount of required contributions to pension plans, and the reported costs of providing pension and other postretirement benefits; increases in health care costs and the resulting effect on medical benefits paid for employees; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; homeland security, acts of war or terrorism; natural disasters and other natural risks, such as earthquake, flood, drought, lightning, wind and fire; adoption of or changes in critical accounting policies or estimates; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Annual Report on Form 10-K for the year ended December 31, 2007, the Quarterly Report on Form 10-Q for the quarter  ended March 31, 2008 and other reports on file with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made.  New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.